Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: July 2006

1)	Beginning of the Month Principal Receivables:	$40,514,426,435.69
2)	Beginning of the Month Finance Charge Receivables:	$614,029,111.08
3)	Beginning of the Month AMF Receivables :	$67,591,091.08
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$41,196,046,637.85

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$1,096,067,670.41
11)	Additional Finance Charge Receivables:	$15,557,324.98
12)	Additional AMF Receivables	$4,960,126.86
13)	Additional Total Receivables:	$1,116,585,122.25

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$41,700,704,604.88
16)	End of the Month Finance Charge Receivables:	$650,145,212.13
17)	End of the Month AMF Receivables	$66,472,405.16
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$42,417,322,222.17

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$34,511,910,926.39

22)	End of the Month Seller Percentage	17.24%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: July 2006

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	409,133	$485,964,823.99
	3)	60 - 89 days delinquent	249,275	$318,643,514.71
	4)	90+ days delinquent	448,679	$656,422,108.24

	5)	Total 30+ days delinquent	1,107,087	$1,461,030,446.94

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.44%

7)	Defaulted Accounts during the Month		131,658	$153,468,834.11

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			4.43%

* For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)
MONTHLY PERIOD: July 2006

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$7,672,142,411.53	18.13%

2)	Collections of Principal Receivables and Principal Payment Rate		$6,953,456,837.61	16.71%

	3)	Prior Month Billed Finance Charges and Fees	$500,475,211.12
	4)	Amortized AMF Income	$39,661,400.82
	5)	Interchange Collected	$117,866,881.32
	6)	Recoveries of Charged Off Accounts	$62,400,678.40
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$720,404,171.66	20.78%

Capital One Master Trust (AMF COLLECTIONS)
MONTHLY PERIOD: July 2006

1)	Beginning Unamortized AMF Balance			$203,422,471.40
	2)	+ AMF Slug	$7,425,247.23
	3)	+ AMF Collections	$37,942,803.08
	4)	- Amortized AMF Income	$39,661,400.82
5)	Ending Unamortized AMF Balance			$209,129,120.89

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes

Additional Total Receivables